Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES POSTER PRESENTATION ON

PV-10 AT EUROPEAN SOCIETY OF MEDICAL ONCOLOGY 2016 CONGRESS NOW

AVAILABLE ONLINE

Poster Updates Details of Studies of PV-10 as Single Agent Therapy and in

Combination for Melanoma

KNOXVILLE, TN, October 11, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that the poster presented at the European Society of Medical Oncology 2016 Congress is now available online.

Titled “Intralesional Rose Bengal for Stage III and IV Melanoma,” the poster (abstract 1159TIP) was presented Sunday, October 9, 2016, by Dr. Sanjiv Agarwala, and can now be viewed at: http://provectusbio.com/media/docs/publications/ESMO%202016%20-%20Abstract%201158TIP%20-%20150%20DPI%20-%2009%20Oct%202016.pdf

Dr. Agarwala’s presentation reviewed the current studies underway for melanoma utilizing PV-10: the phase 3 clinical trial of intralesional PV-10 as a single agent therapy for locally advanced cutaneous melanoma (study PV-10-MM-31, clinicaltrials.gov identifier NCT02288897, EudraCT no. 2016-000317-78); and the phase 1b/2, study of intralesional PV-10 in combination with immune checkpoint inhibition (study PV-10-MM-1201, NCT02557321).

Study PV-10-MM-31 is an international multicenter, open-label, randomized controlled trial (RCT) of single-agent intralesional PV-10 versus systemic chemotherapy or intralesional oncolytic viral therapy to assess treatment of locally advanced cutaneous melanoma. A total of 225 patients with Stage IIIB to IV-M1a melanoma will be randomized in a 2:1 ratio against the comparator therapy for assessment of progression free survival.

Study PV-10-MM-1201 is an international multicenter, open-label, sequential phase study of intralesional PV-10 in combination with pembrolizumab, marketed by Merck as Keytruda®. Stage

IV metastatic melanoma patients with at least one injectable cutaneous or subcutaneous lesion who are candidates for pembrolizumab are eligible for study participation. In the Phase 1b portion of the study, all participants receive the combination of IL PV-10 and pembrolizumab (i.e., PV-10 + standard of care). In the subsequent Phase 2 portion of the study, participants will be randomized 1:1 to receive either the combination of IL PV-10 and pembrolizumab or pembrolizumab alone for assessment of progression free survival.

Dr. Eric Wachter, Ph.D., Chief Technology Officer of Provectus, noted, “The annual ESMO congress has grown to be one of the largest and most important oncology meetings of the year, and we were privileged with selection for participation in the technical program. Participation in this international forum allowed us to meet face-to-face with current and prospective investigators from around the globe, thereby providing an efficient way to exchange information about our development plans, the potential impact of ongoing changes in the oncology landscape, and ways to address these impacts through refinement of protocol designs.”

Dr. Wachter continued, “As we’ve reported previously, we maintain ongoing discussions with key advisors on ways to optimize our development plans, including ways that study designs can be adjusted for maximum efficiency. After a major update of our key phase 3 protocol early this year, and a smaller update at mid-year, our ESMO participation allowed us to test the outcome of subsequent discussions regarding further small adjustments on a broader audience in the melanoma community. We expect to implement at least several of these changes in the near future based on these discussions. In particular, allowing patients with primarily or exclusively subcutaneous melanoma (that is, melanoma below the skin surface) and those with larger tumors should not significantly affect the biological basis for our phase 3 study, but could substantially expand the fraction of patients with locally advanced disease that can participate in the study.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange

Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization; and

•	our ability to raise capital through our proposed rights offering.

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